                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                SCHEDULE 14D-1/A

              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(D)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 6)
                               (FINAL AMENDMENT)

                                      AND

                                 SCHEDULE 13D/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 10)

                      ------------------------------------


                 CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES
                           (Name of Subject Company)

                         REEDY RIVER PROPERTIES, L.L.C.
                           INSIGNIA PROPERTIES, L.P.
                           INSIGNIA PROPERTIES TRUST
                         INSIGNIA FINANCIAL GROUP, INC.
                                   (Bidders)

                     UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                     (Cusip Number of Class of Securities)

                      ------------------------------------


                                JEFFREY P. COHEN
                             SENIOR VICE PRESIDENT
                         INSIGNIA FINANCIAL GROUP, INC.
                          375 PARK AVENUE, SUITE 3401
                            NEW YORK, NEW YORK 10152
                                 (212) 750-6070
            (Name, Address and Telephone Number of Person Authorized
          to Receive Notices and Communications on Behalf of Bidders)

                                    COPY TO:

                              JOHN A. HEALY, ESQ.
                                 ROGERS & WELLS
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000

                      ------------------------------------

---------------------------------                                                     ---------------------------------
CUSIP No.   NONE                                    14D-1/A AND 13D/A                                 Page 2
----------------------------------                                                     ---------------------------------

========================================================================================================================
    1.       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of Above Persons

                         REEDY RIVER PROPERTIES, L.L.C.
------------------------------------------------------------------------------------------------------------------------
    2.       Check the Appropriate Box if a Member of a Group

                                                                                                             (a) [ ]

                                                                                                             (b) [X]
------------------------------------------------------------------------------------------------------------------------
    3.       SEC Use Only
------------------------------------------------------------------------------------------------------------------------
    4.       Sources of Funds

                                         AF
------------------------------------------------------------------------------------------------------------------------
    5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                                 [ ]
------------------------------------------------------------------------------------------------------------------------
    6.       Citizenship or Place of Organization

                                        DELAWARE
------------------------------------------------------------------------------------------------------------------------
    7.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                        78,996.5
------------------------------------------------------------------------------------------------------------------------
    8.       Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                                 [ ]
------------------------------------------------------------------------------------------------------------------------
    9.       Percent of Class Represented by Amount in Row 7

                                        39.7%
------------------------------------------------------------------------------------------------------------------------
   10.       Type of Reporting Person

                                        OO
========================================================================================================================


----------------------------------                                                     ---------------------------------
CUSIP No.   NONE                                    14D-1/A AND 13D/A                                 Page 3
----------------------------------                                                     ---------------------------------

========================================================================================================================
    1.       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of Above Persons

                           INSIGNIA PROPERTIES, L.P.
------------------------------------------------------------------------------------------------------------------------
    2.       Check the Appropriate Box if a Member of a Group

                                                                                                            (a)  [ ]

                                                                                                            (b)  [X]
------------------------------------------------------------------------------------------------------------------------
    3.       SEC Use Only
------------------------------------------------------------------------------------------------------------------------
    4.       Sources of Funds

                                        WC
------------------------------------------------------------------------------------------------------------------------
    5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items
2(e) or 2(f)

                                                                                                                 [ ]
------------------------------------------------------------------------------------------------------------------------
    6.       Citizenship or Place of Organization

                                        DELAWARE
------------------------------------------------------------------------------------------------------------------------
    7.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                        78,996.5
------------------------------------------------------------------------------------------------------------------------
    8.       Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                                 [ ]
------------------------------------------------------------------------------------------------------------------------
    9.       Percent of Class Represented by Amount in Row 7

                                        39.7%
------------------------------------------------------------------------------------------------------------------------
   10.       Type of Reporting Person

                                        PN
========================================================================================================================


----------------------------------                                                     ---------------------------------
CUSIP No.   NONE                                    14D-1/A AND 13D/A                                 Page 4
----------------------------------                                                     ---------------------------------

========================================================================================================================
    1.       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of Above Persons

                           INSIGNIA PROPERTIES TRUST
------------------------------------------------------------------------------------------------------------------------
    2.       Check the Appropriate Box if a Member of a Group

                                                                                                           (a) [ ]

                                                                                                           (b) [X]
------------------------------------------------------------------------------------------------------------------------
    3.       SEC Use Only
------------------------------------------------------------------------------------------------------------------------
    4.       Sources of Funds

                                        NOT APPLICABLE
------------------------------------------------------------------------------------------------------------------------
    5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                              [ ]
------------------------------------------------------------------------------------------------------------------------
    6.       Citizenship or Place of Organization

                                        MARYLAND
------------------------------------------------------------------------------------------------------------------------
    7.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                        78,996.5
------------------------------------------------------------------------------------------------------------------------
    8.       Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                              [ ]
------------------------------------------------------------------------------------------------------------------------
    9.       Percent of Class Represented by Amount in Row 7

                                        39.7%
------------------------------------------------------------------------------------------------------------------------
   10.       Type of Reporting Person

                                        OO
========================================================================================================================


----------------------------------                                                     ---------------------------------
CUSIP No.   NONE                                    14D-1/A AND 13D/A                                 Page 5
----------------------------------                                                     ---------------------------------

========================================================================================================================
    1.       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of Above Persons

                         INSIGNIA FINANCIAL GROUP, INC.
------------------------------------------------------------------------------------------------------------------------
    2.       Check the Appropriate Box if a Member of a Group

                                                                                                            (a)  [ ]

                                                                                                            (b)  [X]
------------------------------------------------------------------------------------------------------------------------
    3.       SEC Use Only
------------------------------------------------------------------------------------------------------------------------
    4.       Sources of Funds

                                        NOT APPLICABLE
------------------------------------------------------------------------------------------------------------------------
    5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                                [ ]
------------------------------------------------------------------------------------------------------------------------
    6.       Citizenship or Place of Organization

                                        DELAWARE
------------------------------------------------------------------------------------------------------------------------
    7.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                        78,996.5
------------------------------------------------------------------------------------------------------------------------
    8.       Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                                [ ]
------------------------------------------------------------------------------------------------------------------------
    9.       Percent of Class Represented by Amount in Row 7

                                        39.7%
------------------------------------------------------------------------------------------------------------------------
   10.       Type of Reporting Person

                                        CO
========================================================================================================================


----------------------------------                                                     ---------------------------------
CUSIP No.   NONE                                    14D-1/A AND 13D/A                                 Page 6
----------------------------------                                                     ---------------------------------

========================================================================================================================
    1.       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of Above Persons

                                        ANDREW L. FARKAS
------------------------------------------------------------------------------------------------------------------------
    2.       Check the Appropriate Box if a Member of a Group

                                                                                                            (a) [ ]

                                                                                                            (b) [X]
------------------------------------------------------------------------------------------------------------------------
    3.       SEC Use Only



------------------------------------------------------------------------------------------------------------------------
    4.       Sources of Funds

                                        NOT APPLICABLE
------------------------------------------------------------------------------------------------------------------------
    5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

                                                                                                                [ ]
------------------------------------------------------------------------------------------------------------------------
    6.       Citizenship or Place of Organization

                                        UNITED STATES
------------------------------------------------------------------------------------------------------------------------
    7.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                        78,996.5
------------------------------------------------------------------------------------------------------------------------
    8.       Check if the Aggregate Amount in Row 7 Excludes Certain Shares

                                                                                                                [ ]
------------------------------------------------------------------------------------------------------------------------
    9.       Percent of Class Represented by Amount in Row 7

                                        39.7%
------------------------------------------------------------------------------------------------------------------------
   10.       Type of Reporting Person

                                        IN
========================================================================================================================

       AMENDMENT NO. 6 TO SCHEDULE 14D-1/AMENDMENT NO. 10 TO SCHEDULE 13D

         This Amendment No. 6 constitutes (i) the final Amendment to the Tender Offer Statement on Schedule 14D-1 of Reedy River Properties, L.L.C. (the "Purchaser"), Insignia Properties, L.P. ("IPLP"), Insignia Properties Trust ("IPT"), and Insignia Financial Group, Inc. ("Insignia"), originally filed with the Commission on October 30, 1997, as amended by Amendment No. 1 filed with the Commission on November 19, 1997, Amendment No. 2 filed with the Commission on December 2, 1997, Amendment No. 3 filed with the Commission on December 8, 1997, Amendment No. 4 filed with the Commission on December 10, 1997 and Amendment No. 5 filed with the Commission on December 16, 1997 (the "Schedule 14D-1"); and (ii) Amendment No. 10 to the Statement on Schedule 13D of the Purchaser, IPLP, IPT, Insignia and Andrew L. Farkas, originally filed with the Commission on December 20, 1994, as amended by Amendment No. 1 filed with the Commission on October 4, 1996, Amendment No. 2 filed with the Commission on April 25, 1997, Amendment No. 3 filed with the Commission on August 1, 1997, Amendment No. 4 filed with the Commission on October 30, 1997, Amendment No. 5 filed with the Commission on November 19, 1997, Amendment No. 6 filed with the Commission on December 1, 1997, Amendment No. 7 filed with the Commission on December 8, 1997, Amendment No. 8 filed with the Commission on December 10, 1997 and Amendment No. 9 filed with the Commission on December 16, 1997 (and together with the Schedule 14D-1, the "Schedules"). The Schedules relate to the tender offer of the Purchaser to purchase up to 45,000 of the outstanding units of limited partnership interest ("Units") of Consolidated Capital Institutional Properties, at a purchase price of $400 per Unit, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 30, 1997 (the "Offer to Purchase") and the related Assignment of Partnership Interest (which, together with any supplements or amendments, collectively constitute the "Offer"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Schedule 14D-1 and the Offer to Purchase.

ITEM 6.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

         (a)-(b) At 5:00 p.m., New York time, on Monday, December 15, 1997, the Offer expired pursuant to its terms. A total of 28,900.5 Units, representing approximately 14.5% of the outstanding Units, were validly tendered and not withdrawn pursuant to the Offer. Prior to payment for those Units by the Purchaser, the Partnership paid a cash distribution of $8.95 per Unit. Accordingly, the Purchase Price was decreased by $8.95 per Unit to $391.05 per Unit in accordance with the terms of the Offer. The Purchaser has accepted for payment, and the Depositary has mailed checks in payment of, all of those Units at the revised price of $391.05 per Unit.

                                   SIGNATURE


         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 5, 1998

                                         REEDY RIVER PROPERTIES, L.L.C.


                                         By:  /s/ JEFFREY P. COHEN
                                             ---------------------------
                                             Jeffrey P. Cohen
                                             Manager


                                         INSIGNIA PROPERTIES, L.P.

                                         By: Insignia Properties Trust,
                                             its General Partner


                                         By:  /s/ JEFFREY P. COHEN
                                             ---------------------------
                                             Jeffrey P. Cohen
                                             Senior Vice President



                                         INSIGNIA PROPERTIES TRUST


                                         By:  /s/ JEFFREY P. COHEN
                                             ---------------------------
                                             Jeffrey P. Cohen
                                             Senior Vice President



                                         INSIGNIA FINANCIAL GROUP, INC.


                                         By:  /s/ FRANK M. GARRISON
                                             ---------------------------
                                             Frank M. Garrison
                                             Executive Managing Director



                                         SOLELY FOR PURPOSES OF, AND INSOFAR
                                         AS THIS FILING CONSTITUTES, AMENDMENT
                                         NO. 10 TO THE STATEMENT ON SCHEDULE
                                         13D


                                          /s/ ANDREW L. FARKAS
                                         ---------------------------
                                         By: Jeffrey P. Cohen,
                                             Attorney-in-Fact





                                       8